OPPENHEIMER BOND FUND

Supplement dated March 18, 2002 to the

Prospectus dated April 24, 2001

The Prospectus is changed as follows:

1.        The section captioned "How the Fund is Managed - Portfolio Managers" on page 14 is deleted in its entirety and            replaced with the following:

Portfolio Managers. David Negri manages the Fund's investments with the exception of the Fund's U.S. government securities investments. Effective March 18, 2002, the government securities portion of the portfolio is managed by a team of portfolio managers from the Manager's fixed-income department. Mr. Negri is a Vice President of the Fund, a Senior Vice President of the Manager and an officer and portfolio manager of other Oppenheimer funds. Mr. Negri has been a portfolio manager of the Fund since July 10, 1995, and has been employed as a portfolio manager by the Manager since July 1988.

March 18, 2002                                                                                                                                       285PS025